Securities and Exchange Commission
                             Washington, D.C. 20549
                                  Schedule 14A

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant                                         [X]

Filed by a Party other than the Registrant                      [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Andersen Group, Inc.
 ...............................................................................
                (Name of Registrant as Specified in Its Charter


 ...............................................................................
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)  Title of each class of securities to which transaction applies:

        10 1/2% Convertible Subordinated Debentures Due 2002
        .......................................................................

   2)  Aggregate number of securities to which transaction applies:

       Approximately $6,385,000 Aggregate Principal Amount of Debentures
       ........................................................................

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                       N/A
       ........................................................................

   4)  Proposed maximum aggregate value of transaction:

                                       N/A
       ........................................................................

   5)  Total fee paid:

                                       N/A
       ........................................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

                                       N/A
        .......................................................................

    2)  Form, Schedule or Registration Statement No.:

                                       N/A
        .......................................................................

    3)  Filing Party:

                                       N/A
        .......................................................................

    4)  Date Filed:

                                       N/A
        .......................................................................

                              ANDERSEN GROUP, INC.
                               Ney Industrial Park
                              Bloomfield, CT 06002
                                 (860) 242-0761

                              CONSENT SOLICITATION


To: Holders of 10 1/2% Convertible Subordinated Debentures Due 2002 (the "Debentures") of Andersen Group, Inc. (the "Company")

Re: Act of Debentureholders by Written Consent To Permit Capital Stock Purchase Program


         In accordance with the General Provisions of the Indenture dated as of October 15, 1982 (the "Indenture") relating to the Debentures, the Company hereby requests Holders of the Debentures to take action by written consent to waive compliance by the Company with the applicable provisions of that certain covenant (the "Restrictive Covenant") set forth in Section 5-8 of the Indenture solely to permit (1) the purchase by the Company, from time to time, from or through brokers or dealers, through direct negotiated transactions, in the open market, in block transactions, by tender offer or otherwise, of shares of (a) the Company's Series A Cumulative Convertible Preferred Stock, without par value (the "Preferred Stock"), and (b) (i) if no shares of the Preferred Stock are outstanding, shares of the Company's Common Stock, without par value (the "Common Stock"), or (ii) if any shares of the Preferred Stock are outstanding, shares of the Common Stock with the consent of the holders of the Preferred Stock; in each case for such purchase prices as determined by the Company, but not to exceed $6.0 million in the aggregate for all such purchases (the "Capital Stock Purchase Program"); and (2) the payments by the Company therefor. The Company is seeking this one-time waiver (the "Waiver") because the Restrictive Covenant would preclude the Company from making payment on account of the purchases of stock of the Company and would preclude the Company from paying for such shares after a relevant "Computation Date" (as defined in the Indenture). The Company believes that the Capital Stock Purchase Program is in the best interests of the Company as well as its Debentureholders and stockholders, respectively.

         Under Section 5-9 of the Indenture, the Holders of a majority in principal amount of the Debentures at the time Outstanding is required in order to permit the Waiver to become effective. A copy of Sections 5-8 and 5-9 of the Indenture are attached hereto and incorporated herein by reference. Capitalized terms used in this Consent Solicitation and not defined herein but which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Company requests that all consents be submitted in the enclosed postage prepaid envelope for receipt by the Trustee no later than 5:00 p.m., eastern time, on Friday, November 15, 1996 (the "Consent Time"), which is subject to extension at the election of the Company as set forth under the heading "Procedure for Giving Consent."

         This Consent Solicitation is being furnished to Debentureholders whose ownership is reflected in the Debenture Register as of the close of business on September 25, 1996. As of that date, approximately $6,385,000 principal amount of Debentures were outstanding. Only "Written Consents" (as defined below) of Debentureholders that are duly signed and witnessed or notarized as indicated on the enclosed form of Written Consent will be considered in determining whether the Waiver has become effective. Any unsigned Written Consents and broker "non-votes" will not be counted for purposes of determining the principal amount of Debentures consenting to the Waiver. Written Consents received by the Trustee in the proper form may not be revoked at any time once received by the Trustee.

         The cost of the solicitation of the Written Consents will be borne by the Company. Written Consents may be solicited by additional mailings or communications, personal interviews, telephone and telegram by the directors, officers and employees of the Company at no additional compensation. Upon request, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding the Consent Solicitation materials to Debentureholders.

         The date of this Consent Solicitation is October 1, 1996. This Consent Solicitation and the related form of Written Consent is first being mailed to Debentureholders on or about October 1, 1996.

Background of Request

         At September 12, 1996, the Company had 289,475 shares of Preferred Stock (of which approximately 131,000 are held by affiliates of the Company) and 1,934,478 shares of Common Stock, respectively, issued and outstanding. See "Security Ownership of Certain Beneficial Owners and Management." In January, 1996, the Company consummated a self tender offer and purchased for cash (the "Offer to Purchase") 299,561 shares of Preferred Stock for a purchase price of $12.25 per share, or approximately $3.67 million in the aggregate. Of that purchase price, approximately $1.50 per share of the consideration for the Preferred Stock represented an amount that was approximately equivalent to the eight quarterly dividends that the Company had not been able to declare and pay on its Preferred Stock since April 15, 1993, the last date on which the Company was able to declare and pay dividends on the Preferred Stock. At May 8, 1995, prior to commencement of the Offer to Purchase, 589,036 shares of Preferred Stock had been outstanding. The Company paid for the shares of Preferred Stock purchased pursuant to the Offer to Purchase with a portion of the net cash proceeds received from the sale of its Ney Dental Division (the "Dental Divestiture") to Phoenix Shannon p.l.c. ("Phoenix Shannon").

         The Company was able to consummate its Offer to Purchase at $12.25 per share, in part, because the Holders of a majority in principal amount of the Debentures at the time Outstanding waived compliance with Section 5-8 of the Indenture effective as of January 12, 1996.

         Beginning March 1, 1996, and on each succeeding anniversary thereof, the Company is required to redeem 160,000 shares of its Preferred Stock (to the extent that the Company has funds legally available therefor and subject to the Restrictive Covenant) at a price of $18.75 per share plus accrued and unpaid dividends up to the date of payment. Under that formula, at March 1, 1996, the Company would have been required to redeem those 160,000 shares of Preferred Stock at a price in the aggregate amount of approximately $21.03 per share including the accrued and unpaid dividends up to that date, assuming that aggregate dividends of $0.75, $0.75 and $0.78 per share of Preferred Stock had been accrued for the fiscal years ended February 28, 1994 and 1995 and February 29, 1996, respectively.

         As a result of its purchase of 299,561 shares of Preferred Stock pursuant to the Offer to Purchase as well as other open market purchases to date (approximately 180,000 shares), the Company is entitled to a share-for-share credit against the Company's mandatory redemption obligations of 160,000 shares of Preferred Stock scheduled for each of March 1, 1996 and March 1, 1997 and for substantially all of its 160,000 share March 1, 1998 mandatory redemption obligation. Moreover, by purchasing Preferred Stock pursuant to the Offer to Purchase, the Company was able to realize substantial cash savings against the $18.75 per share mandatory redemption obligations (plus accrued but unpaid dividends) which otherwise would have become due (subject to the provisions of Section 5-8 of the Indenture and to having funds legally available therefor).

         The Company has been contacted from time to time since consummation of the Offer to Purchase by holders of Preferred Stock who have inquired as to whether the Company would purchase their shares. In order for the Company to respond to such inquiries and to negotiate or otherwise seek to purchase additional shares of its Preferred Stock, the Company must obtain the consent of the Debentureholders to the Waiver requested hereby. As of September 12, 1996, the Company had approximately 42 holders of Preferred Stock of record, including 4 affiliates who own approximately 131,000 shares of the Preferred Stock in the aggregate.

         When it was considering the advisability of purchasing additional shares of the Preferred Stock, the Board of Directors of the Company broadened the scope of its analysis and determined that due consideration should be given to purchasing shares of Common Stock because, among other things, the Board believes that the Common Stock currently is undervalued. Consequently, after consideration of a number of factors, the Board (after due consideration by a Special Committee of disinterested Directors) authorized the Capital Stock Purchase Program, subject to obtaining the consent of Debentureholders as set forth herein and the consent of the holders of the Company's industrial development bonds (the "IDBs") and the Connecticut Development Authority (the "CDA"). The consent of each of the holders of the IDBs and the CDA also will be required to implement the Capital Stock Purchase Program. On or before the date of this Consent Solicitation, the Company has requested the consent of the holders of the IDBs and the CDA. The Company expects to be able to obtain the consent of the holders of the IDBs and the CDA at or before the date of payment of the purchase price for shares purchased pursuant to the Capital Stock Purchase Program, assuming the Holders of a majority in principal amount of the Debentures Outstanding grant the waiver requested hereby.

         Purchases of the Preferred Stock and the Common Stock pursuant to the Capital Stock Purchase Program will be made in accordance with federal securities laws and applicable Connecticut law. Such federal securities laws impose certain volume and price limitations with respect to the Common Stock to be purchased and the manner and time of effecting such Common Stock purchases. In general, the price for shares of the Common Stock (other than shares of Common Stock acquired in unsolicited private transactions) will be the mean between the then current bid and asked prices for the Common Stock on the Nasdaq National Market System. At the close of business on September 17, 1996, the last sale price for the Common Stock on such market was $6.00 per share. Further, shares of Preferred Stock and Common Stock will only be purchased under the Capital Stock Repurchase Program if, in the judgment of a committee of disinterested members of the Company's Board of Directors, it would be in the best interests of the Company to purchase such shares at that time and at the then current market or negotiated price.

         Any shares of Preferred Stock acquired in the Capital Stock Purchase Program will be retired. Shares of Common Stock so acquired will be held as treasury shares and subject to resale for any valid corporate purpose or retirement at such time or times as the Company's Board of Directors, in its discretion, may deem advisable.

         The Company expects to fund acquisitions of Preferred Stock and Common Stock under the Capital Stock Purchase Program out of available cash (including up to $3,500,000 of cash which may be received from the Company's wholly-owned subsidiary, The J.M. Ney Company ("Ney") plus dividends from Ney in any fiscal year ending on or after February 28, 1997, in the amount of 50% of Ney's net income, all in accordance with and pursuant to the terms of a Revolving Line of Credit which Ney is in the process of closing, provided that no event of default exists under such facility) and, if required, out of the proceeds of sales of marketable securities.

         The Company believes that it is in its best interests and the best interests of its Debentureholders and stockholders to implement the Capital Stock Purchase Program as quickly as possible in order to maximize the benefits to all such constituencies. Accordingly, the Company desires to obtain the consent of the Debentureholders to the Waiver.

Certain Relationships

         The Company expects to enter into negotiations with Directors and other affiliates of the Company regarding purchase of shares of Common Stock and/or Preferred Stock in connection with the Capital Stock Purchase Program. Any such purchases of shares from Directors and other affiliates will be on terms that the Company believes will be fair and no less favorable to the Company than those which the Company could have negotiated with unaffiliated parties. However, such negotiations and purchases may create actual or potential conflicts of interest on the part of these Directors and affiliates.


Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information regarding the beneficial ownership of Common Stock and Preferred Stock, as of April 26, 1996 by each director and, by persons who beneficially own 5% or more of the outstanding shares of Common Stock and/or Preferred Stock. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. It does not constitute an admission of beneficial ownership for any other purpose.



                                     COMMON STOCK                             PREFERRED
                                                                              STOCK

                                     NUMBER AND                               NUMBER AND
                                     NATURE OF                                NATURE OF
                                     BENEFICIAL              PERCENT          BENEFICIAL             PERCENT
NAME                                 OWNERSHIP               OF CLASS         OWNERSHIP              OF CLASS
Francis E. Baker
 8356 Sego Lane
 Vero Beach, FL (1)                  155,039                 7.9%             --                     --

Estate of Oliver R. Grace, Sr.
 49 Cove Neck Road
 Oyster Bay, NY (2)                  101,596                 5.3              --                     --



                                      - 4 -


                                     COMMON STOCK                             PREFERRED
                                                                              STOCK

                                     NUMBER AND                               NUMBER AND
                                     NATURE OF                                NATURE OF
                                     BENEFICIAL              PERCENT          BENEFICIAL             PERCENT
NAME                                 OWNERSHIP               OF CLASS         OWNERSHIP              OF CLASS


Lorraine G. Grace
 49 Cove Neck Road
 Oyster Bay, NY (3)                  131,317                 6.7              --                     --

Oliver R. Grace, Jr.
 32 Wellington Road
 Locust Valley, NY (4)               126,790                 6.2              6,000                  2.1%

John S. Grace
 55 Brookville Road
 Glen Head, NY (5)                   122,525                 6.0              22,571                 7.8

Peter N. Bennett
 6 Battersea High St.
 London SW11 3RA
 ENGLAND (6)                         165,065                 7.9              85,150                 29.4


The Ney Profit Sharing Plan
Trust
 c/o Fleet Bank, N.A.,
 Trustees
 One Constitution Plaza
 Hartford, CT (7)                    183,333                 9.5              --                     --


Bank of Butterfield
 Rose Bank Center
 14 Bermudiana Road
 Hamilton, Bermuda (8)               296,575                 15.1             16,863                 5.8

First United Securities Limited
 Exchange House
 P.O. Box 16
 54-58 Athol Street
 Douglas, Isle of Man (9)            150,340                 7.7              --                     --

Louis A. Lubrano (10)                6,855                   (11)             --                     --

James J. Pinto (12)                  13,000                  (11)             --                     --

Ronald N. Cerny (13)                 5,000                   (11)             --                     --

Steven T. Newby
 6116 Executive Blvd.
 Suite 701
 Rockville, MD (14)                  105,917                 5.5              --                     --

All directors and officers
as a group (10 and 7 Persons
including certain of the
above-named individuals for
Common Stock and Preferred
Stock, respectively)                 498,326                 22.0             113,721                39.3


- ---------------------

(1) Francis E. Baker has direct beneficial ownership of an aggregate of 155,039 shares of Common Stock and no shares of Preferred Stock. Of this amount, 120,001 shares of Common Stock are owned directly. The figure set forth in the above table includes 10,400 shares of Common Stock with respect to which Mr. Baker has shared voting power as co-trustee under the Olive Grace Grandchildren Trust U.R dated December 27, 1976 and 4,638 shares which such Trust owns by virtue of its ability to convert $75,000 principal amount of the Debentures to Common Stock within a 60-day period. Mr. Baker disclaims beneficial ownership of such shares held in trust. Also included in the figure set forth in the above table are 20,000 shares of Common Stock which may be issued to Mr. Baker within 60 days hereof upon the exercise of his existing exercisable stock options. In addition to the shares reported above, Mr. Baker is the settlor of four irrevocable trusts dated march 31, 1970 and created for the benefit of certain of his children. Fleet Bank (as successor to Shawmut Bank, N.A.) acts as trustee under each of these trusts, which hold an aggregate of 68,306 shares of Common Stock. Mr. baker does not exercise any control over these four trusts and disclaims beneficial ownership.

(2) The Estate of Oliver R. Grace, Sr. has direct beneficial ownership of an aggregate of 101,596 shares of Common Stock and no shares of Preferred Stock.

(3) Lorraine G. Grace has beneficial ownership of 131,317 shares of Common Stock and no shares of Preferred Stock. Of this amount, 13,638 shares are held by Mrs. Grace directly; 2,475 shares are held by Mrs. Grace, as trustee of a trust for the benefit of her children; 13,608 shares are held by virtue of the ability of Mrs. Grace to convert $220,000 shares amount of the Debentures to Common Stock within a 60- day period; and 101,596 shares are held by virtue of Mrs. Grace's appointment as executrix of the Estate of Oliver R. Grace, Sr.

(4) Oliver R. Grace, Jr. has beneficial ownership of an aggregate of 126,790 shares of Common Stock and 6,000 shares of Preferred Stock. Of the Common Stock amount, 56,054 shares are held by Oliver R. Grace, Jr. directly, including 40,144 shares by virtue of Mr. Grace's ability to convert $649,000 principal amount of the Debentures to Common Stock within a 60-day period and 11,610 shares by virtue of Mr. Grace's ability to convert 6,000 shares of the Preferred Stock of the Company to Common Stock within a 60-day period; 7,592 shares are held by Carolyn Grace, the spouse of Oliver R. Grace, Jr., of which 7,112 shares are held by Mrs. Grace by virtue of her ability to convert $115,000 principal amount of the Debentures within a 60-day period and 58,144 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which Oliver R. Grace, Jr. is a general partner )to convert $940,000 principal amount of the Debentures to Common Stock within a 60-day period. Mr. Grace, Jr. has stock options to acquire an additional 5,000 shares of Common Stock. Oliver R. Grace, Jr. disclaims beneficial ownership of all shares owned by him as trustee for the benefit of family members and by The Anglo American Security Fund, L.P. described herein. The 6,000 shares of Preferred Stock are owned directly.

(5) John S. Grace has beneficial ownership of 122,525 shares of Common Stock and 22,571 shares of Preferred Stock. Of the Common Stock amount, 17,706 are held by John S. Grace directly, including 1,856 shares held by virtue of Mr. Grace's ability to convert $30,000 principal amount of the Debentures to Common Stock within a 60-day period; 58,144 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which John S. Grace is a general partner) to convert $940,000 principal amount of the Debentures to Common Stock within a 60-day period; and 43,675 shares are held by virtue of the ability of Sterling Grace Capital Management, L.P. (John S. Grace is Chairman and President of Sterling Grace Corporation, General Partner of Sterling Grace Capital Management, L.P.) to convert 22,571 shares of the Preferred Stock to Common Stock within a 60-day period. Mr. Grace has a stock option to acquire an additional 3,000 shares of Common Stock. John S. Grace disclaims beneficial ownership of all shares held by trustees for the benefit of members of his family and The Anglo American

         Security Fund L.P. The 22,571 shares of Preferred Stock are held by Sterling Grace Capital Management, L.P. (John S. Grace is Chairman and President of Sterling Grace Corporation, General Partner of Sterling Grace Capital Management, L.P.).

(6) Peter N. Bennett directly owns 300 shares of Common Stock and 85,150 shares of Preferred Stock. The figure set forth in the above table includes shares held by virtue of the ability of Mr. Bennett to convert 85,150 shares of the Preferred Stock to 164,765 shares of Common Stock within a 60-day period.

(7) The Ney Profit Sharing Savings Plan Trust owns 183,333 shares of Common Stock directly.

(8) The Bank of Butterfield (the "Bank") has beneficial ownership of an aggregate 296,575 shares of Common Stock and 16,863 Shares of Preferred Stock as trustee of various trusts. Of the Common Stock amount, 263,945 shares are held by the Bank directly and 32,630 shares are held by virtue of the Bank's ability, as trustee, to convert 16,863 shares of the Preferred Stock to Common Stock within a 60-day period. The Preferred Stock also is beneficially owned by the Bank as trustee of various trusts.

(9) First United Securities Limited ("FUSL") has beneficial ownership of an aggregate of 150,340 shares of Common Stock and no shares of Preferred Stock as trustee of various trusts. Of the Common Stock amount, 139,206 shares are held directly and 11,134 shares are held by virtue of the ability of FUSL to convert $180,000 principal amount of the Debentures to Common Stock within a 60-day period.

(10) Louis A. Lubrano has beneficial ownership of 6,855 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 1,855 shares are held by virtue of Mr. Lubrano's ability to convert $30,000 principal amount of the Debentures to Common Stock within a 60-day period. Mr. Lubrano has stock options to acquire 5,000 shares of Common Stock within a 60-day period.

(11)     Represents less than one percent (1%) of the Common Stock.

(12) James J. Pinto has beneficial ownership of 13,000 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 8,000 shares are held directly. Mr. Pinto has stock options to acquire 5,000 shares of Common Stock within a 60-day period.

(13) Ronald N. Cerny does not own any shares of Common Stock directly. The figure set forth in the above table represents a stock option to acquire 5,000 shares of Common Stock within a 60-day period.

(14)     Steven T. Newby owns 105,917 shares of Common Stock directly.

Consideration for Written Consents

         The Company will pay to each Debentureholder who gives the Written Consent requested hereby at or before the Consent Time (a "Consenting Debentureholder") the sum of $10.00 per $1,000 principal amount of Debentures covered by such Written Consent, provided that Holders of a majority in principal amount of the Debentures give their consent to the Waiver. Payments will be made to all Consenting Debentureholders, including those Consenting Debentureholders whose consents are received after the requisite majority in principal amount of Debentures has been obtained. The Company will make payment to each Consenting Debentureholder promptly after the date that the Company receives the requisite Written Consents approving the Waiver and the Waiver duly signed by the Trustee. Neither the Company, the Trustee, nor any other person will be under any duty to give notification of any defects or irregularities in any Written Consent or incur any liability for failure to give any such notification.

Summary Historical Financial Data

         The following tables set forth, in summary form, certain consolidated historical financial data for the Company and its subsidiaries. The historical financial information at and for the quarters ended May 31, 1996 and 1995 has been summarized from the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1996. The following summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such Quarterly Report on Form 10-Q and should be read in conjunction with the Company's audited consolidated financial statements for the fiscal year ended February 29, 1996 and the related notes thereto.


                                                         Three Months Ended
                                                         ------------------
                                                       May 31,          May 31,
                                                        1996             1995
                                                       -------          -------
                                                      (unaudited and dollars in
                                                      thousands, except per
                                                      share amounts)
Consolidated Statements of Earnings Data:

   Net sales.......................................   $7,389            $6,851

   Investment and other income.....................      661               348
                                                       -----             -----

      Total revenues...............................    8,050             7,199
                                                       -----             -----

   Cost of sales...................................    4,656             4,582

   Selling, general and administrative expenses        1,804             2,124

   Research and development expenses...............      361               664

   Interest expense................................      198               296
                                                       -----             -----

      Total costs and expenses.....................    7,019             7,666
                                                       -----             -----

   Income (loss) from continuing operations
       before income taxes.........................    1,031              (467)

   Income tax expense (benefit)....................      412              (148)
                                                       -----             -----

   Income (loss) from continuing operations........      619              (319)

   Income from discontinued operations
     net of income taxes...........................        -                99
                                                       -----             -----

   Net income (loss)...............................      619              (220)

   Preferred dividend requirement..................     (142)             (147)
                                                       -----             -----

   Income (loss) applicable to common shares.......   $  477            $ (367)
                                                       =====             =====

Earnings (loss) Per Common Share:(A)

   Continuing operations...........................    $0.25            $(0.24)

   Discontinued operations.........................          -            0.05
                                                          ----            ----

   Income (loss) per common share..................    $0.25            $(0.19)
                                                        ====             =====

   Ratio of earnings to fixed charges(B)...........      357%             (36.7)%



(A) The average number of shares of Common Stock outstanding (including Common Stock equivalents) during the period in 1996 was 1,946,051 and during the period in 1995 was 1,934,205.

(B) Earnings for the three month period ended May 31, 1995, were inadequate to cover fixed charges and preferred stock dividends by approximately $614,000.


                                                                      May 31,         February 29,
                                                                      -------         ------------
                                                                         1996                 1996
                                                                         ----                 ----
                                                                  (unaudited)            (audited)

                                                                    (dollars in thousands, except
                                                                           per share amounts)
Consolidated Balance Sheet Data:

   Total assets............................................           $38,241              $38,798

   Total current liabilities...............................             7,977                9,204

   Long-term debt, less current maturities.................             7,531                7,349

   Other long-term obligations.............................             1,139                1,143

   Deferred income taxes...................................             2,197                2,197

   Redeemable cumulative convertible preferred stock.......             5,295                5,280

   Common stock............................................             2,103                2,103

   Retained earnings.......................................             8,841                8,364

   Total common and other stockholders' equity.............            14,102               13,625



Book value per common share................................         $    7.29             $   7.04
                                                                    =========             ========


Pro Forma Data


The following table sets forth certain financial information of the Company at May 31, 1996, and as adjusted to give effect to the consummation of the Capital Stock Purchase Program, assuming that (i) all 289,475 shares of Preferred Stock outstanding are purchased at an assumed average purchase price of $13.50 per share (based on the price of $12.25 per share used in the Offer to Purchase plus accrued and unpaid dividends anticipated through May 31, 1996), or an aggregate of $3,907,913, (ii) approximately 348,681 shares of Common Stock are purchased at an average purchase price of $6.00 per share (based on the last reported sales price for the Common Stock on the Nasdaq National Market on September 17,
1996) or an aggregate of $2,092,087, (iii) those transactions had occurred on May 31, 1996, (iv) the Holders of a majority in principal amount of the Debentures Outstanding waived compliance with Section 5-8 of the Indenture, and
(v) the consent of each of the holders of the IDBs and the CDA is obtained.


                                                                    As of May 31, 1996
                                                                    -------------------
                                                                        Pro forma
                                                                        ---------
                                                     Actual            Adjustments          Pro forma
                                                     ------            -----------          ---------
                                                                      (in thousands)
Total assets................................        $38,241        $(6,040)(1)               $32,201

Total liabilities...........................         18,844           (787)(2)                18,057

Working capital.............................         11,967         (5,253)(3)                 6,714

Long-term debt, less current maturities,
   and other obligations....................         10,867                                   10,867

Redeemable cumulative convertible preferred
   stock, authorized 800,000 shares; issued
   789,625 shares; 289,475 shares
   outstanding at May 31, 1996; and -0-
   pro forma outstanding at May 31, 1996....          5,295         (5,295)(4)                    -0-

Common stock, authorized 6,000,000 shares;
   1,934,478 shares outstanding at
   May 31, 1996 and 1,585,797 pro forma
   outstanding at August 31, 1996...........          2,103            --                      2,103

Additional paid-in capital..................          3,248         1,003(5)                   4,251

Retained earnings...........................          8,841          1131(6)                   9,972

Treasury Stock..............................            (90)       (2,092)(7)                 (2,182)
                                                      ------        -----                    --------

Total common and other stockholders'
   equity...................................         $14,102       $  42                      $14,144
                                                     =======       =====                      =======



Book value per common share.................           $7.29       $1.63  (8)                   $8.92
                                                       =====       =====                        =====


- --------------------

                                            Notes To Pro Forma Data

(1)      Pro Forma Total Asset Adjustments:

         Total Assets:                                                 $38,241

         less:  purchase of 289,475 shares of
                preferred stock at $13.50 per share                     (3,908)
                purchase of 348,681 shares of
                common stock at $6.00 per share                         (2,092)

                transaction costs                                          (40)
                                                                       -------

         Pro forma total assets                                        $32,201
                                                                       =======

(2)      Pro Forma Total Liabilities Adjustment:

         Total Liabilities                                             $18,844
           less:  preferred stock dividend
                  reduction                                               (787)
                                                                       --------

         Pro forma total liabilities                                   $18,057
                                                                       =======

(3)      Pro Forma Working Capital Adjustments:

         Total Working Capital                                         $11,967
           less:  preferred stock purchase                              (3,908)
                  common stock purchase                                 (2,092)
                  transaction costs                                        (40)

           add:   preferred stock dividend
                   reduction                                               787
                                                                       -------

         Total pro forma working capital                               $ 6,714
                                                                       =======

(4)      Pro Forma Redeemable Cumulative Convertible Preferred Stock Adjustment:

         Adjustment to reflect purchase of 289,475 shares of preferred stock.

(5)      Pro Forma Additional Paid in Capital Adjustment:

         Adjustment to additional paid in capital to record the difference between the purchase price and the original issue price of the Preferred Stock.

(6)      Pro Forma Retained Earnings:

         Total retained earnings                                        $ 8,841
         less: Transaction costs                                            (40)
         add: Preferred stock dividend
                reduction                                                   787
               Gain on repurchase of preferred
                stock                                                       384
                                                                        -------
         Total pro forma retained earnings                               $ 9,972
                                                                        ========

(7)      Pro Forma Adjustment to Treasury Stock:

         Adjustment to reflect purchase of 348,681 shares of common stock at a cost of $6.00 per share.

(8)      Pro Forma Book Value Per Share:

         Total common and other stockholders' equity                    $14,102
         add: Preferred stock dividend reduction                            787
               Addition to additional paid in capital
                 for preferred stock repurchase                            1003
               Gain on repurchase of preferred stock                        384
         less: Transaction costs                                            (40)
               Purchase of common stock                                  (2,092)

         Pro forma common and other stockholders' equity                $14,144
                                                                        =======

         Number of shares of common stock outstanding                     1,586
                                                                         ------

               Pro forma book value per share                             $8.92
                                                                          =====

If the Capital Stock Purchase Program is consummated, but the Company purchases fewer than all of the shares of the Preferred Stock and/or more or less shares of the Common Stock or if the average price paid for either the Common Stock or the Preferred Stock differs from that used in the Pro Forma Adjustments, then the increases and decreases indicated above would be proportionately adjusted to reflect the number of shares of Preferred Stock or Common Stock that the Company purchases and the prices at which such purchases are made.

Re-Affirmation of Other Terms and Conditions of the Indenture

         Except as expressly provided for in the Written Consent -- which pertains only to the one-time request to permit the Capital Stock Purchase Program and payment therefor prior to the Computation Date -- all other terms and conditions of the Indenture remain in full force and effect.

Procedure for Giving Consent

         In order to give the consent for the Waiver, each Debentureholder should duly execute the form of consent that is enclosed herewith (the "Written Consent") in the manner indicated thereon, having such execution either witnessed or acknowledged before a notary public or other officer authorized to take acknowledgments, and return the Written Consent to the Trustee, The Chase Manhattan Bank, at the address indicated thereon. A stamped addressed envelope has been included with the Written Consent in order to facilitate return to the Trustee. The close of business on September 25, 1996 has been fixed as the record date for the determination of Debentureholders entitled to consider and take action as requested hereunder.

         It is requested that Written Consents be received by the Trustee at the address set forth on the Written Consent by the Consent Time (i.e., at or before 5:00 p.m., eastern time, November 15, 1996). The Company reserves the right to extend the date and time by which all consents should be submitted, in which event the term "Consent Time" shall mean the date and time designated by the Company as the extended Consent Time. Any such extension shall be made by written notification (which may be effected by facsimile transmission) to the Trustee and the Debentureholders.

Requests for Additional Information

         Requests for information concerning this request and procedures for giving the Written Consent should be directed to the Company or the Trustee. For further information from the Company, please contact either Susan B. Logie, Secretary, or Bernard F. Travers, III, Esq., Assistant Secretary and Director of Law and Taxation, at (860) 242-0761. For further information from the Trustee, please contact Terrence Fitzsimons at (212) 946-3074.

         We thank you in advance for your consideration of this request and your prompt return of the Written Consent.

                                              Very truly yours,


                                             ANDERSEN GROUP, INC.



                                             By:/s/ Francis E. Baker
                                                ----------------------
                                                Francis E. Baker, President and
                                                       Chief Executive Officer


Dated: October 1, 1996



         PLEASE SIGN WITH YOUR SIGNATURE WITNESSED OR NOTARIZED, DATE AND MAIL OR RETURN YOUR WRITTEN CONSENT IN THE ENVELOPE PROVIDED FOR YOUR CONVENIENCE

                      SECTIONS 5-8 AND 5-9 OF THE INDENTURE

ss. 5-8.  Dividend, Repurchase and Redemption Restrictions.

         So long as any of the Debentures shall be Outstanding, the Company will not declare any dividends (other than dividends payable solely in stock of the Company or in rights or warrants entitling them to subscribe for or to purchase stock of the Company) on any stock of the Company or make, or permit any Subsidiary to make, any payment on account of the purchase, redemption or other retirement of any shares of such stock or make, or permit any Subsidiary to make, any distribution in respect thereof, either directly or indirectly, unless such dividends are declared to be payable not more than 90 days after the date of declaration and unless, after giving effect to such proposed dividend or other payment or distribution and to any other dividend declared but not paid, at the date (herein called the "Computation Date") of such declaration (in the case of a dividend) or of such other payment or distribution, (1) there exists no Event of Default (as defined herein) and (2) the sum of the aggregate amount of all dividends declared and all such other payments and distributions made during the period commencing October 15, 1982 to and including the Computation Date shall not exceed the sum of:

                  (i) the aggregate Consolidated Net Income computed for the period commencing September 30, 1982, to and including the end of the last fiscal quarter of the Company next preceding the date 45 days prior to the Computation Date;

                  (ii) the aggregate net cash proceeds received by the Company from sales subsequent to October 21, 1982, of shares of its stock for cash; and

                  (iii) the aggregate net cash proceeds received by the Company from sales subsequent to October 21, 1982, of indebtedness of the Company convertible into stock of the Company to the extent such indebtedness has been converted into such stock.

         For the purposes of any computation under this ss. 5-8, the amount of any dividend declared or other payment or distribution made in property other than cash shall be deemed to be the fair value (as determined by the Board of Directors) of such property at the time of declaration (in the case of dividends) or at the time of payment or distribution.

         Notwithstanding the foregoing provisions, the Company may purchase, acquire or issue cash in respect of any fractional shares resulting from any stock dividend, stock split, stock combination, recapitalization or reorganization, provided that the aggregate amount so paid shall be included as a payment in any calculation under the provision of this ss. 5-8.

ss. 5-9.  Waiver of Covenants

         The Company may omit in any particular instance to comply with any covenant or condition set forth in ss.ss. 5-6, 5-7 or 5-8, if before or after the time for such compliance the Holders of a majority in principal amount of the Debentures at the time Outstanding shall, by Act of such Debentureholders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

                                 WRITTEN CONSENT
                                       OF
                                DEBENTUREHOLDERS

         I/We, the undersigned, holder of 10 1/2% Convertible Subordinated Debentures Due 2002 (the "Debentures") of ANDERSEN GROUP, INC., a Connecticut corporation (the "Company"), issued under that certain Indenture dated as of October 15, 1982 (the "Indenture") CONSENT to waive compliance by the Company with that certain covenant (the "Restrictive Covenant") set forth in Section 5-8 of the Indenture to permit (1) the purchase by the Company, from time to time, through direct negotiated transactions, from or through brokers or dealers, in the open market, in block transactions, by tender offer or otherwise, of shares of (a) the Company's Series A Cumulative Convertible Preferred Stock, without par value (the "Preferred Stock"), and (b) (i) if no shares of the Preferred Stock are outstanding, shares of the Company's Common Stock, without par value (the "Common Stock"), or (ii) if any shares of the Preferred Stock are outstanding, shares of the Common Stock with the consent of the holders of the Preferred Stock; in each case for such purchase prices as determined by the Company, but not to exceed $6.0 million in the aggregate for all such purchases (the "Capital Stock Purchase Program"); and (2) to permit payment by the Company therefor, as requested in the Company's Consent Solicitation dated October 1, 1996, as amended or supplemented from time to time.

Please be sure to sign and date this Written Consent below.

Date:
     ------------------------

- -------------------------------------------------------------
Debentureholder sign above/Co-holder (if any) sign above

(AFFIX CORPORATE SEAL)*


Attest:
       ------------------------------------------------------
Name:
     -------------------------------------------------------
Title:Secretary or  Assistant Secretary
      ---------------------------------
*to be used only by Corporations

PRINT
- -----
Debentureholder Name(s):
                        --------------------------------------
Debentureholder Address:
                        ---------------------------------------
Aggregate Principal Amount of Debentures:$
                                          ----------------------
Please be sure to have your signature Witnessed or Notarized below:

- ------------------------------------------------------------
WITNESS

OR

NOTARY ACKNOWLEDGEMENT:

State of                   )
County of                   )  ss.

         On this _____ day of _____________, 1996, personally appeared the above-named _________________________, as an individual, trustee, corporate officer, partner or in such other capacity as indicated, and he or she acknowledged the foregoing instrument to be his or her free act and deed as Debentureholder, or the free act and deed of the Debentureholder so named, as aforesaid, before me,


                                    -------------------------------------------
                                    Notary Public:
                                    My Commission Expires:

PLEASE RETURN THIS WRITTEN CONSENT IN THE ENCLOSED POSTAGE PAID ENVELOPE FOR RECEIPT BY THE TRUSTEE NOT LATER THAN 5:00 P.M., EASTERN TIME, FRIDAY, NOVEMBER 15, 1996 (SUBJECT TO EXTENSION AS SET FORTH IN THE COMPANY'S CONSENT SOLICITATION).

TRUSTEE:          The Chase Manhattan Bank
                  Global Trust Services
                  450 West 33rd Street, 15th Floor
                  New York, NY 10001-2697
                  Attn:  Terrence Fitzsimons